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                                                             EXHIBIT 12

                                                 MONSANTO COMPANY AND SUBSIDIARIES

                                       COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                       (DOLLARS IN MILLIONS)
                                                         THREE MONTHS ENDED
                                                              MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                         ------------------       ----------------------------------------------
                                                          1995        1994        1994       1993       1992      1991      1990
                                                          ----        ----        ----       ----       ----      ----      ----
Income from continuing operations before provision for
 income taxes..........................................   $337        $294       $  895<F*>  $729<F*> $(174)<F*>  $354<F*>  $716

Add
  Fixed charges........................................     54          45          182       184       231        233       248
  Less capitalized interest............................     (2)         (2)         (10)      (12)      (16)       (24)      (29)
  Dividends from affiliated companies..................     -           -             2         5         5          5         6
Less equity income (add equity loss) of affiliated
 companies.............................................    (11)         -           (21)      (20)       (1)        (3)       11
                                                          ----        ----       ------      ----     -----       ----      ----
    Income as adjusted.................................   $378        $337       $1,048      $886     $  45       $565      $952
                                                          ====        ====       ======      ====     =====       ====      ====
Fixed charges
  Interest expense.....................................   $ 42        $ 32       $  131      $129     $ 169       $166      $176
  Capitalized interest.................................      2           2           10        12        16         24        29
  Portion of rents representative of interest factor...     10          11           41        43        46         43        43
                                                          ----        ----       ------      ----     -----       ----      ----
    Fixed charges......................................   $ 54        $ 45       $  182      $184     $ 231       $233      $248
                                                          ====        ====       ======      ====     =====       ====      ====
Ratio of earnings to fixed charges.....................   7.00        7.49         5.76      4.82      0.19       2.42      3.84
                                                          ====        ====       ======      ====     =====       ====      ====

- -----

<F*>Includes restructuring and other unusual items of $7 million, $(30)
    million, $699 million and $457 million in 1994, 1993, 1992 and 1991, respectively. Excluding the restructuring and other unusual items, the ratio of earnings to fixed charges would have been 5.80, 4.65, 3.22 and 4.39, respectively.
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